Nicholas-Applegate Mutual Funds
600 West Broadway
San Diego, California 92101

March 20, 1998

Dear Shareholder:

          Your Board of Trustees has determined that it would be in the best interests of the shareholders of the Nicholas-Applegate High Yield Bond Institutional Portfolio (the "High Yield Bond Portfolio") to reorganize from its current "master-feeder" structure to a "multi-class" structure even if the other Portfolios of the Trust are not reorganized. Accordingly, it has determined that approval of Proposals 1 and 2 in the Combined Proxy Statement and Prospectus dated January 14, 1998 (the "Proxy Statement"), which was previously sent to you, will not be conditioned upon approval of any of the Proposals referred to in the Proxy Statement by any other Portfolios of the Trust.

          This change will permit the prompt implementation of a multi-class structure for the High Yield Bond Portfolio. Management of the Trust believes that even if the proposed reorganization of the other Portfolios is not consummated, the reorganization of the High Yield Bond Portfolio will provide its shareholders with the economies referred to in the Proxy Statement.

          Your Board of Trustees recommends that you approve the reorganization of the High Yield Bond Portfolio. Please sign, date and mail the enclosed proxy card promptly in the enclosed return envelope. Your vote is important for the proper administration of the Trust.

          Thank you for your attention to this matter. If you have any questions on voting of proxies or the proposals to be considered at the meeting, please call us toll free at 1-800-551-8045.




                                        E. Blake Moore, Jr.
                                        SECRETARY